Exhibit 10.3

NOVANTA INC.

2010 INCENTIVE AWARD PLAN

PERFORMANCE STOCK UNIT AWARD GRANT NOTICE

Novanta Inc., a company organized under the laws of the Province of New Brunswick, Canada (the “Company”), pursuant to its 2010 Incentive Award Plan, as amended from time to time (the “Plan”), hereby grants to the holder listed below (“Participant”) an award of performance stock units (the “Performance Stock Units”). Each Performance Stock Unit represents the right to receive a number of shares of Common Stock (as defined in the Plan) equal to the Settlement Amount (as described below) upon the achievement of certain performance goals. This award of Performance Stock Units is subject to all of the terms and conditions set forth herein and in the Performance Stock Unit Award Agreement attached hereto as Exhibit A (the “Performance Stock Unit Award Agreement”) and the Plan, each of which is incorporated herein by reference.

Participant:	[___]
Grant Date:	[___]
Number of Performance Stock Units:	[___]
Performance Goals	Cumulative Total Operating Cash Flow Performance Goal: •Target [___]-Year Cumulative Total Operating Cash Flow: [___]
Performance Years:	Fiscal years ending December 31,
Settlement Amount:

“Settlement Amount” means the aggregate number of shares of Common Stock received in settlement of the Performance Stock Units (as defined below) as described below:

The Performance Stock Units shall settle in a number of shares of Common Stock equal to 100% of the number of vested Performance Stock Units if the Actual Cumulative Total Operating Cash Flow equals or exceeds the Target Cumulative Total Operating Cash Flow.

By his or her signature below, Participant agrees to be bound by the terms and conditions of the Plan, the Performance Stock Unit Award Agreement and this Grant Notice. Participant has reviewed the Performance Stock Unit Award Agreement, the Plan and this Grant Notice in their entirety, and fully understands all provisions of this Grant Notice, the Performance Stock Unit Award Agreement and the Plan.

NOVANTA INC.:	PARTICIPANT:
By:	By:
Print Name:	Name:
Title:
Address:	Address

EXHIBIT A
TO PERFORMANCE STOCK UNIT AWARD GRANT NOTICE

PERFORMANCE STOCK UNIT AWARD AGREEMENT

Pursuant to the Performance Stock Unit Award Grant Notice (the “Grant Notice”) to which this Performance Stock Unit Award Agreement (this “Agreement”) is attached, Novanta Inc., a company organized under the laws of the Province of New Brunswick, Canada (the “Company”), has granted to Participant performance stock units (the “Performance Stock Units”) under the Novanta Inc. 2010 Incentive Award Plan, as amended from time to time (the “Plan”).

ARTICLE 1.

GENERAL

1.1Defined Terms.  Capitalized terms not specifically defined herein shall have the meanings specified in the Grant Notice and the Plan.

(a)“Actual Cumulative Total Operating Cash Flow” shall mean the Company’s aggregate total Operating Cash Flow achieved over the Performance Period, as determined on an annualized basis with respect to the Company’s [_____] fiscal years.

(b)“Cause” shall have the meaning of “Cause” (or similar term) set forth in Participant’s written employment agreement or, if no such written employment agreement (or no definition of “Cause” or similar term therein), shall mean (i) Participant’s willful failure to substantially perform the duties set forth in any written employment agreement (other than any such failure resulting from Participant’s Disability); (ii) Participant’s willful failure to carry out, or comply with, in any material respect any lawful and reasonable directive of the Board (or his or her supervisor); (iii) Participant’s commission at any time of any act or omission that results in, or may reasonably be expected to result in, a conviction, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation for any felony or crime involving moral turpitude; or (iv) Participant’s unlawful use (including being under the influence) or possession of illegal drugs on the Company’s premises or while performing Participant’s duties and responsibilities for the Company.

(c)“Determination Date” means [_____].

(d)“Operating Cash Flow” shall mean “Cash provided by (used in) operating activities” as reported in the Company’s Audited Consolidated Statement of Cash Flows for each of the fiscal years in the Performance Period, minus “Purchases of property, plant and equipment” and plus “Proceeds from sale of property, plant and equipment”, both as reported on the Company’s Audited Consolidated Statement of Cash Flows for each of the fiscal years in the Performance Period.

(e) “Performance Period” means the period commencing on [_____] and ending on [_____].

(f)“Performance Year” means each of the 12-month periods starting on January 1 and ending on December 31 within the Performance Period.

(g)“Target Cumulative Total Operating Cash Flow” shall mean the Company’s aggregate sum of the Operating Cash Flow of $[____], which amount is set forth in the Grant Notice.

1.2Incorporation of Terms of Plan. The Performance Stock Units are subject to the terms and conditions of the Plan, which are incorporated herein by reference. In the event of any conflict between the provisions of this Agreement and the Plan, the terms of the Plan shall control.

ARTICLE 2.

PERFORMANCE STOCK UNITS

2.1Grant of Performance Stock Units. In consideration of Participant’s past and/or continued employment with or service to the Company or a Subsidiary and for other good and valuable consideration, effective as of the Grant Date, the Company grants to Participant an award of Performance Stock Units as set forth in the Grant Notice, upon the terms and conditions set forth in the Plan and this Agreement, subject to adjustments as provided in Article 14 of the Plan.

2.2Company’s Obligation to Pay. Each Performance Stock Unit is a unit of measurement based on the Fair Market Value of a share of Common Stock that may entitle Participant to receive a payment in shares of Common Stock following the date it becomes vested. Unless and until the Performance Stock Units will have vested in the manner set forth in Article 2 hereof, Participant will have no right to payment of any such Performance Stock Units. Prior to actual payment in respect of any vested Performance Stock Units, such Performance Stock Units will represent the unconditional obligation of the Company to issue the equivalent number of shares of Common Stock, subject to applicable withholding requirements.

2.3Vesting. Subject to Sections 2.4 and 2.5 hereof, 50% of the Settlement Amount, if any, will vest and become nonforfeitable on [_____] (the “First Vesting Date”), and the remaining 50% of the Settlement Amount will vest and become nonforfeitable on [_____] (the “Second Vesting Date”), subject to Participant’s continued employment or services through the applicable vesting date, and shall be subject to settlement with respect to the number of shares of Common Stock as described on the Grant Notice and at the time set forth in Section 2.6. Unless otherwise determined by the Administrator, no Performance Stock Units will become vested unless the Actual Cumulative Total Operating Cash Flow equals or exceeds the Target Cumulative Total Operating Cash Flow.

2.4Change of Control and Termination. Notwithstanding the Grant Notice or the provisions of Sections 2.3 and 2.5 hereof, the Performance Stock Units will become fully vested and nonforfeitable with respect to all shares of Common Stock covered thereby upon the date of Participant’s Termination of Service by the Company without Cause if such Termination of Service occurs on or within twelve (12) months following a Change in Control. For purposes of this Agreement, “Cause” shall have the meaning of “Cause” (or similar term) set forth in Participant’s written employment or similar agreement or, if no such written employment or similar agreement (or no definition of “Cause” or similar term therein), shall mean (i) Participant’s willful failure to substantially perform his or her duties; (ii) Participant’s willful failure to carry out, or comply with, in any material respect any lawful and reasonable directive of the Board (or his or her supervisor); (iii) Participant’s commission at any time of any act or omission that results in, or may reasonably be expected to result in, a conviction, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation for any felony or crime involving moral turpitude; or (iv) Participant’s unlawful use (including being under the influence) or possession of illegal drugs on the premises of the Company or any of its Subsidiaries or while performing Participant’s duties and responsibilities for the Company or any of its Subsidiaries.

2.5Forfeiture, Termination and Cancellation. Notwithstanding any contrary provision of this Agreement:

(a)Except as otherwise set forth in Section 2.4 or as otherwise determined by the Administrator consistent with the Plan, upon Participant’s Termination of Service for any or no reason, all then unvested Performance Stock Units subject to this Agreement will thereupon be automatically forfeited, terminated and cancelled as of the date of Termination of Service without payment of any consideration by the Company, and Participant, or Participant’s beneficiary or personal representative, as the case may be, shall have no further rights hereunder.

2.6Payment Following Vesting.

(a)As soon as administratively practicable on or following the end of the Performance Period or, if earlier, the date of Termination of Service by the Company without Cause within 12 months following a Change in Control (but in no event later than the Determination Date or, if earlier, the date of a Change in Control) (for the avoidance of doubt, this deadline is intended to comply with the “short-term deferral” exemption from Section 409A of the Code), the Company shall determine the extent to which the Performance Goal has been satisfied. Following the First Vesting Date and/or the Second Vesting Date, as applicable (or, if earlier, the date of Termination of Service by the Company without Cause within 12 months following a Change in Control), the Company shall deliver to Participant (or any transferee permitted under Section 3.2 hereof) a number of shares of Common Stock (either by delivering one or more certificates for such shares or by entering such shares in book entry form, as determined by the Company in its sole discretion) equal to the applicable Settlement Amount in accordance with Section 2.3, unless such Performance Stock Units terminate prior to the given vesting date pursuant to Section 2.5 hereof. Notwithstanding anything to the contrary contained herein, the exact date of issuance of shares of Common Stock in respect of the Performance Stock Units during the period set forth in this Section 2.6(a) shall be determined by the Company in its sole discretion (and Participant shall not have a right to designate the time of payment). Notwithstanding the foregoing, the Company may delay a distribution or payment in settlement of Performance Stock Units if it reasonably determines that such payment or distribution will violate Federal securities laws or any other applicable law, provided that such distribution or payment shall be made at the earliest date at which the Company reasonably determines that the making of such distribution or payment will not cause such violation, as required by Treasury Regulation Section 1.409A-2(b)(7)(ii), if applicable to Participant, and provided further that no payment or distribution shall be delayed under this Section 2.6(a) if such delay will result in a violation of Section 409A of the Code, if applicable to Participant.

(b)Notwithstanding anything to the contrary in this Agreement, the Company shall be entitled to require payment by Participant of any sums required by applicable law to be withheld with respect to the grant and/or vesting of Performance Stock Units or the issuance of shares of Common Stock. Such payment shall be made by deduction from other compensation payable to Participant or in the following other form(s) of consideration (as determined appropriate by the Administrator):

(i)Cash or check;

(ii)With respect to any withholding taxes arising in connection with the distribution or other taxable event with respect to the Performance Stock Units, with the consent of the Administrator, by requesting that the Company and its Subsidiaries withhold a net number of vested shares of Common Stock otherwise issuable pursuant to the Performance Stock Units having a then current Fair Market Value not exceeding the amount necessary to satisfy the withholding obligation of the Company and its Subsidiaries based on the maximum statutory withholding rates in Participant’s applicable jurisdictions for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such taxable income;

(iii)With respect to any withholding taxes arising in connection with the distribution or other taxable event with respect to the Performance Stock Units, with the consent of the Administrator, through the delivery of a notice that Participant has placed a market sell order with a broker acceptable to the Company with respect to shares of Stock then issuable to Participant pursuant to the Performance Stock Units, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company or the Subsidiary with respect to which the withholding obligation arises in satisfaction of such withholding taxes; provided that payment of such proceeds is then made to the Company or the applicable Subsidiary at such time as may be required by the Administrator, but in any event not later than the settlement of such sale;

(iv)With respect to any withholding taxes arising in connection with the distribution or other taxable event with respect to the Performance Stock Units, with the consent of the Administrator, surrender of shares of Common Stock (including, without limitation, shares of Common Stock otherwise issuable under the Performance Stock Units) held for such period of time as may be required by the Administrator in order to avoid adverse accounting consequences and having a Fair Market Value on the date of delivery not greater than the aggregate amount required to be withheld based on the maximum statutory withholding rates in Participant’s applicable jurisdiction for federal, state, local and foreign income tax and payroll tax purposes; or

(v)In any combination of the foregoing.

The Company shall not be obligated to deliver any new certificate representing shares of Common Stock to Participant or Participant’s legal representative or enter such share of Common Stock in book entry form unless and until Participant or Participant’s legal representative shall have paid or otherwise satisfied in full the amount of all federal, state and local taxes applicable to the taxable income of Participant resulting from the grant of the Performance Stock Units or the issuance of shares of Common Stock. To the extent that any Federal Insurance Contributions Act tax withholding obligations arise in connection with the Performance Stock Units prior to the applicable vesting or payment date, the Administrator may accelerate the payment in respect of a portion of the award of Performance Stock Units sufficient to satisfy (but not in excess of) such tax withholding obligations and any tax withholding obligations associated with any such accelerated payment, and the Administrator shall withhold such amounts in satisfaction of such withholding obligations.

(c)In the event any tax withholding obligation arising in connection with the Performance Stock Units will be satisfied under Section 2.6(a)(iii), then the Company may elect to instruct any brokerage firm determined acceptable to the Company for such purpose to sell on Participant’s behalf a whole number of shares from those shares of Common Stock then issuable to Participant pursuant to the Performance Stock Units as the Company determines to be appropriate to generate cash proceeds sufficient to satisfy the tax withholding obligation and to remit the proceeds of such sale to the Company or the Subsidiary with respect to which the withholding obligation arises. Participant’s acceptance of the Performance Stock Units constitutes Participant’s instruction and authorization to the Company and such brokerage firm to complete the transactions described in this Section 2.6(c), including the transactions described in the previous sentence, as applicable. The Company may refuse to issue any shares of Common Stock in settlement of the Performance Stock Units to Participant until the foregoing tax withholding obligations are satisfied, provided that no payment shall be delayed under this Section 2.6(c) if such delay will result in a violation of Section 409A.

(d)Participant is ultimately liable and responsible for all taxes owed in connection with the Performance Stock Units, regardless of any action the Company or any Subsidiary takes with respect to any tax withholding obligations that arise in connection with the Performance Stock Units. Neither the Company nor any Subsidiary makes any representation or undertaking regarding the treatment of any tax withholding in connection with the awarding, vesting or payment of the Performance Stock Units or the subsequent sale of shares of Common Stock. The Company and the Subsidiaries do not commit and are under no obligation to structure the Performance Stock Units to reduce or eliminate Participant’s tax liability.

2.7Conditions to Delivery of Common Stock. Subject to Section 12.4 of the Plan, the shares of Common Stock deliverable hereunder, or any portion thereof, may be either previously authorized but unissued shares of Common Stock or issued shares of Common Stock which have then been reacquired by the Company. Such shares of Common Stock shall be fully paid and nonassessable. The Company shall not be required to issue or deliver any shares of Common Stock deliverable hereunder or portion thereof prior to fulfillment of all of the following conditions:

(a)The admission of such shares of Common Stock to listing on all stock exchanges on which such Common Stock is then listed;

(b)The completion of any registration or other qualification of such shares of Common Stock under any state or federal law or under rulings or regulations of the Securities and Exchange Commission or of any other governmental regulatory body, which the Administrator shall, in its absolute discretion, deem necessary or advisable;

(c)The obtaining of any approval or other clearance from any state or federal governmental agency which the Administrator shall, in its absolute discretion, determine to be necessary or advisable; and

(d)The lapse of such reasonable period of time following the end of the Performance Period or the date of a CIC Qualifying Termination, as applicable, as the Administrator may from time to time establish for reasons of administrative convenience (provided that delivery of shares of Common Stock shall in all events comply with the “short-term deferral” exemption from Section 409A of the Code).

2.8Rights as Stockholder. The holder of the Performance Stock Units shall not be, nor have any of the rights or privileges of, a stockholder of the Company, including, without limitation, voting rights and rights to dividends, in respect of the Performance Stock Units and any shares of Common Stock underlying the Performance Stock Units and deliverable hereunder unless and until such shares of Common Stock shall have been issued by the Company and held of record by such holder (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No adjustment will be made for a dividend or other right for which the record date is prior to the date the shares of Common Stock are issued, except as provided in Section 14.2 of the Plan.

ARTICLE 3.

OTHER PROVISIONS

3.1Administration. The Administrator shall have the power to interpret the Plan, this Agreement and the Grant Notice and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules. All actions taken and all interpretations and determinations made by the Administrator (including, without limitation, determinations, interpretations and assumptions with respect to the performance goals) in good faith shall be final and binding upon Participant, the Company and all other interested persons. No member of the Committee or the Board shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan, this Agreement or the Performance Stock Units.

3.2Grant is Not Transferable. During the lifetime of Participant, the Performance Stock Units may not be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution, unless and until the shares of Common Stock underlying the Performance Stock Units have been issued, and all restrictions applicable to such shares of Common Stock have lapsed. Neither the Performance Stock Units nor any interest or right therein shall be liable for the debts, contracts or engagements of Participant or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence.

3.3Binding Agreement. Subject to the limitation on the transferability of the Performance Stock Units contained herein, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

3.4Adjustments Upon Specified Events. The Administrator may accelerate payment and vesting of the Performance Stock Units in such circumstances as it, in its sole discretion, may determine. In addition, upon the occurrence of certain events relating to the Common Stock contemplated by Section 14.2 of the Plan (including, without limitation, an extraordinary cash dividend on such Common Stock), the Administrator shall make such adjustments the Administrator deems appropriate in the number of Performance Stock Units then outstanding and the number and kind of securities that may be issued in respect of the Performance Stock Units. Participant acknowledges that the Performance Stock Units are subject to amendment, modification and termination in certain events as provided in this Agreement and Article 14 of the Plan.

3.5Notices. Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of the Secretary of the Company at the Company’s principal office, and any notice to be given to Participant shall be addressed to Participant at Participant’s last address reflected on the Company’s records. By a notice given pursuant to this Section 3.5, either party may hereafter designate a different address for notices to be given to that party. Any notice shall be deemed duly given when sent via email or when sent by certified mail (return receipt requested) and deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service or similar foreign entity.

3.6Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

3.7Governing Law. The laws of the Commonwealth of Massachusetts shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws.

3.8Conformity to Securities Laws. Participant acknowledges that the Plan and this Agreement are intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act and any and all regulations and rules promulgated by the Securities and Exchange Commission thereunder, and foreign and state securities laws and regulations. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the Performance Stock Units are granted, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, the Plan and this Agreement shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

3.9Amendments, Suspension and Termination. To the extent permitted by the Plan, this Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Committee or the Board; provided that, except as may otherwise be provided by the Plan, no amendment, modification, suspension or termination of this Agreement shall adversely affect the Performance Stock Units in any material way without the prior written consent of Participant.

3.10Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth in Section 3.2 hereof, this Agreement shall be binding upon Participant and his or her heirs, executors, administrators, successors and assigns.

3.11Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if Participant is subject to Section 16 of the Exchange Act, the Plan, the Performance Stock Units and this Agreement shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, this Agreement shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

3.12Not a Contract of Service. Nothing in this Agreement or in the Plan shall confer upon Participant any right to continue to serve as an Employee, Director, Consultant or other service provider of the Company or any of its Subsidiaries or shall interfere with or restrict in any way the rights of the Company and its Subsidiaries, which rights are hereby expressly reserved, to discharge or terminate the services of Participant at any time for any reason whatsoever, with or without Cause, except to the extent expressly provided otherwise in a written agreement between the Company or a Subsidiary and Participant.

3.13Entire Agreement. The Plan, the Grant Notice and this Agreement (including all exhibits thereto, if any) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and its Subsidiaries and Participant with respect to the subject matter hereof.

3.14Section 409A. The Performance Stock Units are not intended to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code (together with any Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date hereof, “Section 409A”). However, notwithstanding any other provision of the Plan, the Grant Notice or this Agreement, if at any time the Administrator determines that the Performance Stock Units (or any portion thereof) may be subject to Section 409A, the Administrator shall have the right in its sole discretion (without any obligation to do so or to indemnify Participant or any other person for failure to do so) to adopt such amendments to the Plan, the Grant Notice or this Agreement, or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Administrator determines are necessary or appropriate either for the Performance Stock Units to be exempt from the application of Section 409A or to comply with the requirements of Section 409A.

3.15Limitation on Participant’s Rights. Participation in the Plan confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and shall not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets. Participant shall have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the Performance Stock Units, and rights no greater than the right to receive the Common Stock as a general unsecured creditor with respect to Performance Stock Units, as and when payable hereunder.

3.16Account Administration. The Company may from time to time appoint a broker to administer the awards under the Plan. To the extent the Company appoints such a broker, Participant agrees that he or she shall, upon request by the Company, open an employee brokerage services account at such broker. In the event of any broker-assisted sale of shares of Common Stock in connection with the payment of withholding taxes as provided in Section 2.6(a)(ii) or Section 2.6(a)(iii): (A) any shares of Common Stock to be sold through a broker-assisted sale will be sold on the day the tax withholding obligation arises or as soon thereafter as practicable; (B) such shares of Common Stock may be sold as part of a block trade with other participants in the Plan in which all participants receive an average price; (C) Participant will be responsible for all broker’s fees and other costs of sale, and Participant agrees to indemnify and hold the Company harmless from any losses, costs, damages, or expenses relating to any such sale; (D) to the extent the proceeds of such sale exceed the applicable tax withholding obligation, the Company agrees to pay such excess in cash to Participant as soon as reasonably practicable; (E) Participant acknowledges that the Company or its designee is under no obligation to arrange for such sale at any particular price, and that the proceeds of any such sale may not be sufficient to satisfy the applicable tax withholding obligation; and (F) in the event the proceeds of such sale are insufficient to satisfy the applicable tax withholding obligation, Participant agrees to pay immediately upon demand to the Company or its Subsidiary with respect to which the withholding obligation arises an amount in cash sufficient to satisfy any remaining portion of the Company’s or the applicable Subsidiary’s withholding obligation.